EXHIBIT (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 113 to Registration Statement No. 2-27962 on Form N-1A of our reports dated as indicated in the attached Schedule A, relating to the financial statements and financial highlights of the Funds listed on the attached Schedule A, (which reports express unqualified opinions and for the Eaton Vance Balanced Fund includes an explanatory paragraph relating to the fact that we audited the Portfolio Turnover of the Fund which was included in the financial highlights for the year ended December 31, 2006), certain of the Funds constituting Eaton Vance Special Investment Trust, appearing in the Annual Reports on Form N-CSR of Eaton Vance Special Investment Trust, for the year ended December 31, 2010, and to the references to us under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm,” and “Financial Statements” in the Statements of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP Boston, Massachusetts April 28, 2011

SCHEDULE A

Report Date	Funds

February 15, 2011	Eaton Vance Large-Cap Value Fund

February 16, 2011	Eaton Vance Large-Cap Growth Fund
February 16, 2011	Eaton Vance Small-Cap Value Fund
February 16, 2011	Eaton Vance Investment Grade Income Fund

February 17, 2011	Eaton Vance Small-Cap Fund
February 17, 2011	Eaton Vance Special Equities Fund
February 17, 2011	Eaton Vance Greater India Fund
February 17, 2011	Eaton Vance Parametric Option Absolute Return Strategy Fund
(formerly Eaton Vance Option Absolute Return Strategy Fund)

February 18, 2011	Eaton Vance Balanced Fund
February 18, 2011	Eaton Vance Dividend Builder Fund
February 18, 2011	Eaton Vance Equity Asset Allocation Fund

February 23, 2011	Eaton Vance Commodity Strategy Fund
February 23, 2011	Eaton Vance Real Estate Fund